EXHIBIT  99
Question 77-M

Consolidation of Equi-Select Series Trust into The GCG Trust

On August 14, 1998, the consolidation of Equi-Select Series ("ESS") Trust into The GCG Trust took place at no cost to contract holders. The separate accounts investing in the ESS Trust Portfolios substituted shares of similar GCG Trust Series for shares of the ESS Trust Portfolios in a taxable exchange as follows:



ESS Trust Portfolio Replaced      GCG Substituted Series   Shares ls-sued
Growth & Income Portfolio         Growth & Income Series   15,829,527.063
Research Portfolio                Research Series          22,082,990.473
Total Return Portfolio            Total Return Series      20,909,076.735
Value + Growth Portfolio          Value + Growth Series    10,963,565.482
Intn'l Fixed Income Portfolio     Global Fixed Income Series 1,485,968.159
OTC Portfolio                     Mid-Cap Growth Series    10,833,373.392
Money Market Portfolio            Liquid Assets Series     48,481,811.660
Mortgage-Backed Securities Port Limited Maturity Bond Series 1,901,275.243
Advantage Portfolio             Limited Maturity Bond Series 1,793,679.324


                                        Net                     Unrealized
                                        Appreciation/           Value of
                                        (Depreciation)          Net Assets
    GCG Substituted Series
    Growth & Income Series                $(1,382,294)           $225,438,123
    Research Series                        17,154,591             391,978,647
    Total Return Series                     3,633,276             311,044,440
    Value + Growth Series                  10,535,174             149,396,501
    Global Fixed Income Series                106,488              15,564,753
    Mid-Cap Growth Series                  (8,246,032)            169,854,219
    Liquid Assets Series                           0               48,475,961
    Limited Maturity Bond Series             262,699               20,331,948
    Limited Maturity Bond Series             8,107                 18,625,323



The consolidation of ESS Trust into The GCG Trust created new portfolios with respect to Growth & Income Series, Research Series, Total Return Series, Value + Growth Series, Global Fixed Income Series and Mid-Cap Growth Series. The aggregate net assets of the Liquid Assets Series and Limited Maturity Bond Series were $146,190,555 and $75,187,878, respectively prior to the consolidation. The aggregate net assets of Liquid Assets Series and Limited Maturity Bond Series were $194,666,515 and $114,145,149, respectively as a result of the consolidation.